Exhibit 99.1
AGREEMENT
     The undersigned reporting persons hereby agree that the statements filed pursuant to this Schedule 13D, to which this Agreement is filed as an exhibit, are filed on behalf of each of them.

Date: March 23, 2006	GOFF MOORE STRATEGIC PARTNERS, L.P.
	By:	GMSP Operating Partners, L.P.
	Its:	General Partner

		By:	GMSP, L.L.C.
		Its:	General Partner

			By:	/s/ John C. Goff

Name: John C. Goff Title: Managing Principal

Date: March 23, 2006	/s/ John C. Goff
John C. Goff